Exhibit 10.4
CALAMOS ASSET MANAGEMENT, INC.
Calamos Partners Deferred Bonus Award
Calamos Partners Deferred Bonus Award Statement for John S. Koudounis
Congratulations! The following summarizes your Calamos Partners Deferred Bonus Award (“Deferred Bonus Award”):

Deferred Bonus (“Deferred Bonus”)
Grant date: April 4, 2016
Amount of Deferred Bonus: $1.25 Million
Vesting date: June 30, 2017*

*Subject to earlier vesting as set forth in the accompanying Terms of Calamos Partners Deferred Bonus Award (the “Award Terms”).

Your Deferred Bonus Award is issued under the Calamos Asset Management, Inc. Incentive Compensation Plan (the “Plan”) and is governed by the terms and conditions of the Plan and this Calamos Partners Deferred Bonus Award Statement (“Award Statement”), which includes the accompanying Award Terms. A copy of the Plan is available by request from the Human Resources Department.

Calamos Asset Management, Inc.
Incentive Compensation Plan
Calamos Partners Deferred Bonus Award
Terms of Calamos Partners Deferred Bonus Award

1. Description of Award:	Deferred bonus (“Deferred Bonus”). The amount of your Deferred Bonus will be paid to you in cash as provided in Paragraph 4.
2. Deferred Bonus Vesting:
The Deferred Bonus Award will vest on June 30, 2017 (the “Vesting Date”), provided that you have remained in the continuous employ of the Company (a defined below) through such date. If prior to the Vesting Date your employment is terminated due your death, as a result of your disability (as defined below), by the Company without Cause, or by you for Good Reason (both Cause and Good Reason as defined below), the Deferred Bonus will continue to vest and be paid to you or your beneficiary, as the case may be, as if your employment had not terminated. If prior to the Vesting Date, your employment is terminated by the Company for Cause or by you without Good Reason, the Deferred Bonus will be immediately forfeited and cancelled and you will cease to have any rights with respect to the Deferred Bonus. For termination due to disability, we will use the definition of disability as defined in the Associate Handbook. We will use the respective definitions of Company, Cause and Good Reason in your employment agreement with the Company, dated as of April 4, 2016 (the “Employment Contract”).

3. Payment of Deferred Bonus:
Provided the Deferred Bonus is payable pursuant to the provisions of Section 2 above, the Company will pay the Deferred Bonus to you or to your beneficiary, as the case may be, on the Vesting Date. The Deferred Bonus shall be paid in cash.

4. Transferability:	The Deferred Bonus may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
5. Unfunded and Unsecured Rights:
The Deferred Bonus will at all times be unfunded and no provision will at any time be made with respect to segregating any assets of the Company for payment of the Deferred Bonus. Your right or that of your beneficiary to receive the Deferred Bonus shall be an unsecured claim against the general assets of the Company. Neither you nor your estate (or beneficiary) shall have any rights in or against any specific assets of the Company.

6. Tax Withholding:
An aggregate amount of cash equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax withholding (including the FICA and Medicare tax obligations) required by law with respect to the payment of the Deferred Bonus (or such greater amount as may be requested by you), will be withheld from the distribution of the Deferred Bonus to you.

7. No Rights to Continued Employment:
Nothing contained in this Award Statement will be construed to confer on you any right to continue in the employ of the Company or any of its affiliates, or affect in any way the right of the Company or any of its affiliates to terminate your employment at any time.

8. Code Section 409A:
The Deferred Bonus Award is intended to be exempt from or to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted and construed in a manner consistent with that intent. In the event that any payment due you or your beneficiary under the Deferred Bonus Award could cause the application of an acceleration or additional tax under Section 409A, such payment shall be deferred if deferral will make such payment compliant under Section 409A. If an amount payable under the Deferred Bonus Award as a result of your separation of service (other than due to death) constitutes a deferral compensation subject to Section 409A and you are a “specified employee” (as defined in Section 409A) at the time of your separation of service, then payment of such amount shall not occur until six (6) months and one day after the date of your separation from service except as permitted under Section 409A.

9. Confidentiality and Restrictive Covenants Agreement:
As a condition to the receipt of your Deferred Bonus Award, you must execute the separate Confidentiality and Restrictive Covenants Agreement as required by your Employment Contract (the “Covenants Agreement”) and maintain compliance with the Covenants Agreement. The failure to enter into the Covenants Agreement or any material breach the Covenants Agreement which, if curable, is not cured within a reasonable time after written notice by the Company to you, shall cause your Deferred Bonus Award to be cancelled, forfeited and of no further force or effect as of the date of such failure or breach.

10. Clawback:
As a condition to the receipt of your Deferred Bonus Award, you acknowledge and agree that the Deferred Bonus Award and your receipt of the Deferred Bonus shall be subject to cancellation, forfeiture and, if applicable, repayment to the Company (clawback) in the event:

- prior to the Vesting Date, your employment is terminated for Cause pursuant to the Employment Contract;
- prior to the Vesting Date, circumstances existed which, if known to the Company, would have been the basis for termination for Cause under the Employment Contract; or
- your material breach of the Covenants Agreement which, if curable, is not cured within a reasonable time after written notice by the Company to you.

In addition to the foregoing, all incentive compensation awards granted or paid to you by the Company shall be subject to the provisions of any clawback policy implemented by the Company, to the extent set forth in any written agreement between the Company and you consistent with the Employment Contract which shall govern in the event of any inconsistency.

If any of the foregoing circumstances arise, the Committee shall determine the extent of any such cancellation, forfeiture and/or repayment (clawback) obligation and you will be advised of such determination.

Acknowledgement:
I have read and understand the terms of the Award Statement. I acknowledge that the receipt of my Deferred Bonus Award is subject to me executing or having executed, and maintaining compliance with, the applicable Covenants Agreement. Failure by me to execute this Award Statement within thirty (30) days of the grant date, or any breach of the Covenants Agreement that, if curable, is not cured by me within a reasonable time after notice of such material breach is given to me by the Company, shall cause my Deferred Bonus Award to be cancelled, forfeited, subject to repayment to the Company (clawback) and/or of no further force or effect as of the date of such failure or breach.

Signature:	/s/ John Koudounis	Date:	Eff 4/4/16

4